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                                                                    EXHIBIT 17.2


Irwin C. Gerson
189 Spyglass Lane
Jupiter, Florida  33447
rxadmanwin@aol.com
561-575-6680


                                     5/15/03

Ron Goode, Ph.D.
Chairman of the Board
eXegenics Inc.
2110 Research Row
Dallas, Texas  75235

Dear Ron,

I hereby resign as a director of eXegenics, Inc. effective immediately.

I have taken this action because of increasing disagreement with management, as well as a sense that a meaningful portion of the shareholders have become dissatisfied with the Board and management.

I feel I can no longer give this responsibility my full emotional attention and commitment.


                                       Very truly yours,

                                       /s/ Irwin C. Gerson